As filed with the Securities and Exchange Commission on November 21, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SL GREEN REALTY CORP.
(Exact Name of Registrant as Specified in its Charter)
Maryland (State or other jurisdiction of incorporation or organization)	13-3956775 (I.R.S. Employer Identification Number)
SL GREEN OPERATING PARTNERSHIP, L.P.
(Exact Name of Registrant as Specified in its Charter)
Delaware (State or other jurisdiction of incorporation or organization)	13-3960398 (I.R.S. Employer Identification Number)
One Vanderbilt Avenue
New York, New York 10017
(212) 594-2700
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)
Andrew S. Levine
Executive Vice President, Chief Legal Officer, General Counsel and Secretary
SL Green Realty Corp.
One Vanderbilt Avenue
New York, New York 10017
(212) 594-2700
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
Copies to:
Laura A Kaufmann Belkhayat, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
(212) 735-3000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the registrant.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:
Large accelerated filer ☒	Accelerated filter ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

PROSPECTUS
Common Stock, Preferred Stock, Debt Securities, Guarantees of
Debt Securities, Depositary Shares Representing Preferred Stock
and Warrants
SL Green Realty Corp. may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:
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shares of common stock, par value $0.01 per share;

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shares of preferred stock, par value $0.01 per share;

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depositary shares representing entitlement to all rights and preferences of fractions of shares of preferred stock of a specified series and represented by depositary receipts;

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warrants to purchase shares of common stock, preferred stock or depositary shares;

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debt securities, including as a co-obligor of debt securities co-issued by SL Green Operating Partnership, L.P.; or

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guarantees of debt securities.

SL Green Operating Partnership, L.P. may from time to time offer, in one or more series:
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debt securities, including as a co-obligor of debt securities co-issued by SL Green Realty Corp.; or

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guarantees of debt securities.

In addition, selling stockholders to be named in one or more prospectus supplements may offer shares of SL Green Realty Corp.’s common stock from time to time. To the extent that any selling stockholder resells any securities, the selling stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms of the securities being offered.
We refer to the common stock, preferred stock, guarantees, depositary shares, warrants and debt securities collectively as the “securities” in this prospectus.
This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be set forth in the applicable prospectus supplement. The applicable prospectus supplement will also contain information, where applicable, about certain federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement. It is important that you read both this prospectus and the applicable prospectus supplement before you invest in the securities.
We may offer and sell these securities through one or more underwriters, brokers, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement will describe the terms of the plan of distribution and set forth the names of any agents, dealers or underwriters involved in the sale of the securities. See “Plan of Distribution” beginning on page 47 for more information on this topic. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.
SL Green Realty Corp.’s common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “SLG.” On November 20, 2024 the closing sale price of SL Green Realty Corp.’s common stock on the NYSE was $77.73 per share. SL Green Realty Corp.’s 6.50% Series I cumulative redeemable preferred stock, liquidation preference $25.00 per share, is listed on the NYSE under the symbol “SLG.PRI”, or the Series I Preferred Stock. On November 20, 2024, the closing sale price of SL Green Realty Corp.’s 6.50% Series I Preferred Stock on the NYSE was $23.51 per share.
Investing in our securities involves risks. You should carefully consider the risk factors incorporated herein by reference and described under the heading “Risk Factors” beginning on page 4 of this prospectus and in any accompanying prospectus supplement or free writing prospectus relating to specific offerings of securities.
Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 21, 2024.

You should rely only on the information incorporated by reference or provided in this prospectus, any accompanying prospectus supplement or any free writing prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus, any accompanying prospectus supplement, any free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the SEC in accordance with General Instruction I.D. of Form S-3, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf process, we and/or the selling stockholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or the selling stockholders may offer. Each time we and/or the selling stockholders sell securities, we and/or the selling stockholders will provide a prospectus supplement containing specific information about the terms of the securities being offered and the specific manner in which they will be offered. The prospectus supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained in this prospectus.
This prospectus, any accompanying prospectus supplement and any free writing prospectus do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus, any accompanying prospectus supplement and any free writing prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information; Incorporation by Reference” below. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.
As used in this prospectus, unless the context otherwise requires, the terms “SL Green,” “we,” “us,” “our,” “the Company,” and “our company” refer to SL Green Realty Corp., all entities owned or controlled by SL Green Realty Corp., including SL Green Operating Partnership, L.P., our operating partnership or “SL Green Operating Partnership.” In addition, the term “properties” means those which we directly own by holding fee title, leasehold or otherwise or indirectly own, in whole or in part, by holding interests in entities that own such properties.

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INFORMATION ABOUT SL GREEN REALTY CORP.
SL Green Realty Corp. is a self-managed real estate investment trust for U.S. federal income tax purposes, or REIT, engaged in the ownership, management, operation, acquisition, development, redevelopment and repositioning of commercial real estate properties, principally office properties, located in the New York metropolitan area, principally in Manhattan, a borough of New York City. We are a Maryland corporation formed in June, 1997 for the purpose of continuing the commercial real estate business of S.L. Green Properties, Inc., our predecessor entity. S.L. Green Properties, Inc., which was founded in 1980 by Stephen L. Green, who serves as a member and the chairman emeritus of the Company’s board of directors, had been engaged in the business of owning, managing, leasing, and repositioning office properties in Manhattan.
As of September 30 30, 2024, we owned the following interests in properties in the New York metropolitan area, primarily in midtown Manhattan. Our investments located outside of Manhattan are referred to as the Suburban properties:
	Consolidated		Unconsolidated		Total
Location Type	Number of Buildings	Approximate Square Feet (unaudited)	Number of Buildings	Approximate Square Feet (unaudited)	Number of Buildings	Approximate Square Feet (unaudited)	Weighted Average Leased Occupancy(1)
Commercial:
Manhattan
Office	14	8,753,441	10	13,009,149	24	21,762,590	89.9%
Retail	1	22,648	1	12,946	2	35,594	100.0%
Development/ Redevelopment	2(2)	880,771	1	1,385,484	3	2,266,255	N/A
	17	9,656,860	12	14,407,579	29	24,064,439	89.9%
Suburban Office	7	862,800	—	—	7	862,800	73.6%
Total Commercial properties	24	10,519,660	12	14,407,579	36	24,927,239	89.3%
Residential:
Manhattan Residential	1(2)	140,382	1	221,884	2	362,266	99.0%
Total core portfolio	25	10,660,042	13	14,629,463	38	25,289,505	89.4%
Alternative Strategy Portfolio(3)	1	7,848	8	3,694,956	9	3,702,804	49.4%

(1)
The weighted average leased occupancy for commercial properties represents the total leased square footage divided by the total square footage at acquisition. The weighted average leased occupancy for residential properties represents the total leased units divided by the total available units. Properties under construction are not included in the calculation of weighted average leased occupancy.

(2)
As of September 30, 2024, we owned a building at 7 Dey Street / 185 Broadway that was comprised of approximately 140,382 square feet (unaudited) of residential space and approximately 50,206 square feet (unaudited) of office and retail space that is under development. For the purpose of this prospectus, we have included this building in the number of residential properties we own. However, we have included only the residential square footage in the residential approximate square footage, and have listed the balance of the square footage as development square footage.

(3)
Represents non-core assets.

As of September 30, 2024, we also managed one office building and one retail building owned by third parties encompassing approximately 0.4 million square feet (unaudited), and held debt and preferred equity investments with a book value of $293.9 million, excluding approximately $9.3 million of debt and preferred equity investments and other financing receivables that are included in balance sheet line items other than the Debt and preferred equity investments line item.

Our corporate offices are located in midtown Manhattan at One Vanderbilt Avenue, New York, New York 10017. We can be contacted at (212) 594-2700. We maintain a website at www.slgreen.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of, this prospectus.

INFORMATION ABOUT SL GREEN OPERATING PARTNERSHIP, L.P.
Substantially all of our assets are held by, and our operations are conducted through, our operating partnership, SL Green Operating Partnership. SL Green is the sole managing general partner of SL Green Operating Partnership, and as of September 30, 2024, we owned 93.58% of its outstanding interests. As of September 30, 2024, SL Green also owned 9,200,000 Series I Preferred Units of SL Green Operating Partnership. As of September 30, 2024, non-controlling investors held, in aggregate, a 6.42% limited partnership interest in SL Green Operating Partnership.

RISK FACTORS
Investing in our securities involves risks. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” included in SL Green’s and SL Green Operating Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as such risk factors may be updated in our subsequent filings with the SEC (including our subsequent quarterly reports on Form 10-Q) and the other information contained in this document, in an applicable prospectus supplement, an applicable free writing prospectus or incorporated by reference herein or therein, before purchasing any of our securities. See “Where You Can Find More Information; Incorporation by Reference” in this prospectus. These risks are not the only ones faced by us. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors referred to above and the cautionary statements referred to in “Forward-Looking Statements May Prove Inaccurate” beginning on page 5 of this prospectus. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described above and in the documents incorporated herein by reference.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE
This prospectus and certain documents incorporated by reference herein include certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this prospectus and certain documents incorporated by reference herein that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), development trends of the real estate industry and the New York metropolitan area markets, business strategies, expansion and growth of our operations and other similar matters, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.
Forward-looking statements are not guarantees of future performance and actual results or developments may differ materially, and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.
Forward-looking statements contained in this prospectus and certain documents incorporated by reference herein are subject to a number of risks and uncertainties that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. These risks and uncertainties include:
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the effect of general economic, business and financial conditions, and their effect on the New York City real estate market in particular;

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dependence upon the New York City real estate market;

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risks of real estate acquisitions, dispositions, development and redevelopment, including the cost of construction delays and cost overruns;

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risks relating to debt and preferred equity investments;

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availability and creditworthiness of prospective tenants and borrowers;

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bankruptcy or insolvency of a major tenant or a significant number of smaller tenants or borrowers;

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adverse changes in the real estate markets, including reduced demand for office space, increasing vacancy, and increasing availability of sublease space;

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availability of debt and equity capital for our operational needs and investment strategy;

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unanticipated increases in financing and other costs, including a rise in interest rates;

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our ability to comply with financial covenants in our debt instruments;

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our ability to maintain our status as a REIT;

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risks of investing through joint venture structures, including the fulfillment by our partners of their financial obligations;

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the threat of terrorist attacks;

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our ability to obtain adequate insurance coverage at a reasonable cost and the potential for losses in excess of our insurance coverage, including as a result of environmental contamination; and

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legislative, regulatory and/or safety requirements adversely affecting REITs and the real estate business including costs of compliance with the Americans with Disabilities Act, the Fair Housing Act and other similar laws and regulations.

Other factors and risks to our business, many of which are beyond our control, are described in our filings with the SEC. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and the incorporated documents might not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements.

USE OF PROCEEDS
Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes and working capital, which may include the repayment of existing indebtedness, new investment opportunities, the development or acquisition of additional properties (including through the acquisition of individual properties, portfolios and companies) as suitable opportunities arise and the renovation, expansion and improvement of our existing properties. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling stockholder. Further details relating to the use of the net proceeds from any particular offering of securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK
The following description of the terms of SL Green’s common stock is only a summary. This description is subject to, and qualified in its entirety by reference to, SL Green’s charter and bylaws, each as amended, each of which has previously been filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, and the Maryland General Corporation Law (the “MGCL”). The terms “we,” “us” and “our” as such terms are used in the following description of common stock refer to SL Green Realty Corp. unless the context requires otherwise.
General
Our charter provides that we may issue up to 160,000,000 shares of common stock, $0.01 par value per share. Subject to the provisions of the charter regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of this stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. As of November 21, 2024 there were 66,678,241 shares of common stock outstanding.
In addition, as of November 21, 2024, there were 135,000 shares of our common stock underlying options granted under our equity compensation plans and 3.5 million shares of common stock reserved and available for future issuance under our equity compensation plans and 4,157,551 shares of our common stock issuable upon redemption of SL Green Operating Partnership’s units of limited partnership interest, respectively, in each case assuming full redemption or exchange, as the case may be, for shares of our common stock at the exchange rate in effect on the date hereof.
All shares of common stock offered hereby have been duly authorized, and, when issued in exchange for the consideration therefor, will be fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the charter regarding excess stock, holders of shares of common stock are entitled to receive dividends on this stock if, as and when authorized by our board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.
Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of the charter regarding excess stock, shares of common stock will have equal dividend, liquidation and other rights.
Certain Provisions of Our Charter and Bylaws
Our charter authorizes our board of directors to reclassify any unissued shares of common stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.
Our board of directors currently consists of seven directors, which number may be increased or decreased pursuant to our bylaws but shall never be less than the minimum number required by the Maryland General Corporation Law (which is one). Our directors are elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.
Our charter also provides that, except for any directors who may be elected by holders of a class or series of capital stock other than our common stock, directors may be removed only for cause, as defined in our charter, and only by the affirmative vote of stockholders holding at least a majority of all the votes entitled to be cast generally for the election of directors. Vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors.

Our bylaws provide for the election of directors, in uncontested elections, by a majority of the votes cast. In contested elections, our bylaws provide for the election of directors by a plurality of the votes cast.
We have adopted a policy on majority voting in the election of directors in an uncontested election at a duly called meeting of stockholders. Pursuant to this policy, when a quorum is present, any nominee who fails to receive a majority of the votes cast for his or her election will, within ten business days following the certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consider the resignation and, within 60 days following the date of the stockholders’ meeting at which the election occurred, will make a recommendation to our board of directors concerning the acceptance or rejection of the resignation.
Under the policy, our board of directors will take formal action on the recommendation no later than 90 days following the date of the stockholders’ meeting. In considering the recommendation, our board of directors will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and such additional factors, information and alternatives as the board of directors deems relevant. We will publicly disclose, in a Form 8-K filed with the SEC, the board of directors’ decision within four business days after the decision is made. Our board of directors also will provide, if applicable, its reason or reasons for rejecting the tendered resignation.
Our bylaws permit any eligible stockholder or group of up to 20 stockholders who has owned continuously for at least three years (as determined in accordance with our bylaws) 3% or more of our outstanding common stock to include up to a specified number of director nominees in our proxy materials for an annual meeting of stockholders, provided that the stockholders and the nominees satisfy the requirements specified in our bylaws. The maximum number of stockholder nominees permitted under the proxy access provisions of our bylaws will not exceed the greater of (i) two or (ii) 20% of the number of directors in office as of the last day on which a notice of proxy access nomination may be timely received by us. If the 20% calculation does not result in a whole number, the maximum number of stockholder nominees is the closest whole number below 20%.
The proxy access provisions of our bylaws require certain information and representations to be provided or made by nominating stockholders and contain certain other procedural provisions. In addition, our bylaws provide that all nominees for director must provide certain information, representations and agreements to us in order to be eligible for election or re-election as a director.
Our bylaws also permit our stockholders to alter or amend the bylaws or to adopt new bylaws. Specifically, Article XIV of the bylaws permits our stockholders to alter or amend the bylaws or to adopt new bylaws by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Our board of directors also has the ability to alter or amend the bylaws or to adopt new bylaws.
Restrictions on Ownership
For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, according to the definition in the Code, during the last half of a taxable year and our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To satisfy the above ownership requirements and other requirements for qualification as a REIT, our charter contains certain provisions restricting the ownership or acquisition of shares of our capital stock. These restrictions on ownership and acquisition of shares of our capital stock provide, among other things, that subject to certain exceptions, no stockholder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 9.0% of the lesser of the aggregate number or value of our outstanding shares of common stock. See “Restrictions on Ownership of Capital Stock” beginning on page 28 of this prospectus.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Computershare Shareowner Services LLC.

DESCRIPTION OF PREFERRED STOCK
The following description of the terms of SL Green’s preferred stock is only a summary. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. This description and the description contained in any prospectus supplement are subject to and qualified in their entirety by reference to SL Green’s charter, which includes the articles supplementary relating to each series of preferred stock, and SL Green’s bylaws, as amended, each of which has previously been filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, and the MGCL. The terms “we,” “us” and “our” as such terms are used in the following description of preferred stock refer to SL Green Realty Corp. unless the context requires otherwise.
General
Our charter provides that we may issue up to 25,000,000 shares of preferred stock, $0.01 par value per share which may be classified and designated in one or more series by our board of directors. As of November 21, 2024, there were 9,200,000 shares of preferred stock outstanding, consisting of shares of 6.50% Series I Preferred Stock. A description of our Series I Preferred Stock is set forth in our registration statement on Form 8-A filed with the SEC on August 10, 2012, which is incorporated herein by reference.
The following description of the preferred stock sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws and any applicable articles supplementary designating terms of a series of preferred stock.
The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Our board of directors could establish another series of preferred stock that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the common stock or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.
Terms
Subject to the limitations prescribed by our charter, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board of directors. The preferred stock will, when issued in exchange for the consideration therefor, be fully paid and nonassessable by us and will have no preemptive rights.
Reference is made to the prospectus supplement relating to the series of preferred stock offered thereby for the specific terms thereof, including:
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the title and stated value of the preferred stock;

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the number of shares of the preferred stock, the liquidation preference per share of the preferred stock and the offering price of the preferred stock;

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the dividend rate(s), period(s) and/or payment day(s) or method(s) of calculation thereof applicable to the preferred stock;

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the date from which dividends on the preferred stock shall accumulate, if applicable;

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the procedures for any auction and remarketing, if any, for the preferred stock;

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the provision for a sinking fund, if any, for the preferred stock;

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the provision for redemption, if applicable, of the preferred stock;

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any listing of the preferred stock on any securities exchange;

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the terms and conditions, if applicable, upon which the preferred stock may or will be convertible into our common stock, including the conversion price or manner of calculation thereof;

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the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

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any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of our company as a REIT;

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a discussion of U.S. federal income tax considerations applicable to the preferred stock; and

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any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank
Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank:
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senior to all classes or series of common stock and to all equity securities issued by us the terms of which provide that the equity securities shall rank junior to the preferred stock;

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on a parity with all equity securities issued by us other than those referred to in clauses (a) and (c); and

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junior to all equity securities issued by us which the terms of the preferred stock provide will rank senior to it. The term “equity securities” does not include convertible debt securities.

Dividends
Unless otherwise specified in the applicable prospectus supplement, the preferred stock will have the rights with respect to payment of dividends set forth below.
Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment, cash dividends in the amounts and on the dates as will be set forth in, or pursuant to, the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our share transfer books on the record dates as shall be fixed by our board of directors.
Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are non-cumulative, then the holders of such series of preferred stock will have no right to receive a dividend in respect of the related dividend period and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on such series of preferred stock are declared payable on any future dividend payment date.
If preferred stock of any series is outstanding, no full dividends will be declared or paid or set apart for payment on any of our capital stock of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of such series for any period unless:
•
if such series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment for all past dividend periods; or

•
if such series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred stock of such series.

When dividends are not paid in full or a sum sufficient for the full payment is not so set apart upon preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of such series, all dividends declared upon the preferred stock of such series and any other series of preferred stock ranking on a parity as to dividends with the preferred stock shall be declared pro rata so that the amount of dividends declared per share of preferred stock of such series and the other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred stock of such series and the other series of preferred stock which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock, does not have a cumulative dividend, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of the series which may be in arrears.
Except as provided in the immediately preceding paragraph, unless (a) if a series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, and (b) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends, other than in shares of common stock or other capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation, shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common stock, or any of our other capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation, nor shall any shares of common stock, or any other of our capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration or any moneys be paid to or made available for a sinking fund for the redemption of any of the shares by us except:
•
by conversion into or exchange for other of our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation; or

•
redemptions for the purpose of preserving our status as a REIT.

Redemption
If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.
The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of such series of preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon which shall not, if the preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of the preferred stock may provide that, if no capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock shall automatically and mandatorily be converted into the applicable capital stock of our company pursuant to conversion provisions specified in the applicable prospectus supplement.
Notwithstanding the foregoing, unless (a) if a series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of such series of preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, and (b) if a series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of preferred stock ranking junior to, or on parity with, such series shall be redeemed unless all outstanding preferred stock of such series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of such series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series. In addition, unless (x) if a series of preferred stock has a cumulative dividend, full cumulative dividends on such series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, and (y) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire, directly or indirectly, any shares of preferred stock ranking junior to, or on parity with, such series except by conversion into or exchange for our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of such series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series.
If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, the number of shares to be redeemed will be determined by us and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of the shares held or for which redemption is requested by the holder, with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by us.
Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:
•
the redemption date;

•
the number of shares and series of the preferred stock to be redeemed;

•
the redemption price;

•
the place or places where certificates for the preferred stock are to be surrendered for payment of the redemption price; 14

•
that dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

•
the date upon which the holder’s conversion rights, if any, as to the shares shall terminate.

If fewer than all the shares of preferred stock of any series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any preferred stock has been given and if the funds necessary for the redemption have been set aside by us in trust for the benefit of the holders of any preferred stock so called for redemption, then from and after the redemption date dividends will cease to accumulate on the preferred stock, and all rights of the holders of the preferred stock will terminate, except the right to receive the redemption price.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock of such series in the distribution of assets upon any liquidation, dissolution or winding up of our company, the holders of the preferred stock shall be entitled to receive out of the assets of our company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share that is set forth in the applicable prospectus supplement, plus an amount equal to all dividends accumulated and unpaid thereon, which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no rights or claim to any of our remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock of such series and the corresponding amounts payable on all shares of other classes or series of capital stock of our company ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all such other classes or series of capital stock shall share pro rata in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Our consolidation or merger with or into any other entity, or the merger of another entity with or into our company, or a statutory share exchange by us, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our company.
In determining whether a distribution (other than upon our voluntary or involuntary liquidation, dissolution or winding up) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of any series of preferred stock whose preferential rights upon dissolution are superior to those receiving the distribution.
Voting Rights
Holders of the preferred stock will not have any voting rights, except as set forth below or as otherwise indicated in the applicable prospectus supplement.
Whenever dividends on any series of preferred stock shall be in arrears for six or more quarterly periods, the holders of the preferred stock, voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors of our company at a special meeting called by the holders of record of at least ten percent of any series of preferred stock so in arrears, unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, or at the next annual meeting of stockholders, and at each subsequent annual meeting until (a) if such series of preferred stock has a cumulative dividend, all dividends accumulated on these shares of preferred stock for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (b) if such series of preferred stock does not have a cumulative dividend, four quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In these cases, the entire board of directors will be increased by two directors, to be elected by the holders of such series of preferred stock, voting together as a single class with the holders of all other classes of preferred stock ranking on a parity with the holders of such series and upon which like voting rights have been conferred.
Unless provided otherwise for any series of preferred stock, so long as any shares of the preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting with such series voting separately as a class:
(a)
authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our company, or reclassify any of our authorized capital stock into such series of preferred stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any of such series of preferred stock; or

(b)
amend, alter or repeal the provisions of the charter or the articles supplementary for such series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of preferred stock or the holders thereof;

provided, however, with respect to the occurrence of any of the events set forth in (b) above, so long as such series of preferred stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an event we may not be the surviving entity, the occurrence of any similar event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of such series of preferred stock; and provided, further, that (x) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or (y) any increase in the amount of authorized shares of such series of preferred stock or any other series of preferred stock in each case ranking on a parity with or junior to the preferred stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our company, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote or consent would otherwise be required shall be effected, all outstanding shares of such series of preferred stock shall have been converted, redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect the redemption.
Conversion Rights
The terms and conditions, if any, upon which any series of preferred stock is convertible into shares of common stock will be set forth in the applicable prospectus supplement. The terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of our preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred stock.
Stockholder Liability
Applicable Maryland law provides that no stockholder, including holders of preferred stock, shall be personally liable for our acts and obligations solely as a result of his or her status as a stockholder and that our funds and property shall be the only recourse for these acts or obligations.
Restrictions on Ownership
As discussed below under “Restrictions on Ownership of Capital Stock,” for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year. An individual for these purposes is defined by the federal income tax laws pertaining to REITs. The application of the Code restrictions on stock ownership is very complex. Therefore, the articles supplementary for each series of preferred stock may contain provisions restricting the ownership and transfer of such series of preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock. For example, the articles supplementary designating the Series I Preferred Stock provide that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.0% in value of the aggregate of the outstanding shares of our capital stock (including all classes or series of common stock and preferred stock). The articles supplementary designating the Series I Preferred Stock further provide that no holder of the applicable series of preferred stock may own, or be deemed to own by virtue of the attribution provisions of the Code, nor may any person or entity acquire shares of the applicable series of preferred stock such that he or it would own in excess of 20% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such series of preferred stock.
Transfer Agent and Registrar
The transfer agent and registrar for the preferred stock is Computershare Shareowner Services LLC.

DESCRIPTION OF DEPOSITARY SHARES
The following description of the terms of the depositary shares is only a summary. This description is subject to, and qualified in its entirety by reference to, the provisions of the deposit agreement, SL Green’s charter and the form of articles supplementary for the applicable series of preferred stock. The terms “we,” “us” and “our” as such terms are used in the following description of depository shares refer to SL Green Realty Corp. unless the context requires otherwise.
General
We may, at our option, elect to offer depositary shares rather than full shares of preferred stock. In the event such option is exercised, each of the depositary shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement among our company, the depositary named therein and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.
Dividends and Other Distributions
The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by our company for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.
In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with our company) that it is not feasible to make such distribution, in which case the depositary may (with the approval of our company) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.
No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into excess stock.
Liquidation Preference
In the event of the liquidation, dissolution or winding up of the affairs of our company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock as set forth in the prospectus supplement.
Redemption
If the series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.
Voting
Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.
Withdrawal of Preferred Stock
Upon surrender of depositary receipts at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.
Amendment and Termination of Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between our company and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder of the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.
The deposit agreement will be permitted to be terminated by our company upon not less than 30 days prior written notice to the applicable depositary if (a) such termination is necessary to preserve our status as a REIT or (b) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. We will agree that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (x) all outstanding depositary shares thereunder shall have been redeemed, (y) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up of our company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (z) each share of the related preferred stock shall have been converted into stock of our company not so represented by depositary shares.
Charges of Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by any such depositary receipt if such charges are not paid.
Miscellaneous
The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from us which are received by the depositary as the holder of preferred stock.
Neither the depositary nor our company assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor our company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of our company and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Our company and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.
In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and our company, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from our company.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.
Restrictions on Ownership
The deposit agreement or the designating articles supplementary for the series of preferred stock represented by such depositary shares, or both, may contain provisions restricting the ownership and transfer of the depositary shares. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock represented by such depositary shares. See “Restrictions on Ownership of Capital Stock.”
U.S. Federal Income Tax Considerations
Owners of depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock represented by such depositary shares. Accordingly, such owners will be entitled to take into account, for federal income tax purposes, income and deductions to which they would be entitled if they were holders of such preferred stock. In addition, (a) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock to an exchange owner of depositary shares, (b) the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged therefor and (c) the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF WARRANTS
The following description of the terms of the warrants is only a summary. This description is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement. The terms “we,” “us” and “our” as such terms are used in the following description of warrants refer to SL Green Realty Corp. unless the context requires otherwise.
We may issue warrants for the purchase of common stock, preferred stock or depositary shares and may issue warrants independently or together with common stock, preferred stock, depositary shares or attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company as warrant agent, as specified in the applicable prospectus supplement.
The warrant agent will act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders. The following sets forth certain general terms and provisions of the warrants that may be offered pursuant to this prospectus. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:
•
the title of such warrants;

•
the aggregate number of such warrants;

•
the price or prices at which such warrants will be issued;

•
the type and number of securities purchasable upon exercise of such warrants;

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the designation and terms of the other securities, if any, with which such warrants are issued and the number of such warrants issued with each such offered security;

•
the date, if any, on and after which such warrants and the related securities will be separately transferable;

•
the price or prices at which each security purchasable upon exercise of such warrants may be purchased;

•
the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•
any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•
the minimum or maximum amount of such warrants that may be exercised at any one time;

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information with respect to book-entry procedures, if any;

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any anti-dilution protection;

•
a discussion of certain U.S. federal income tax considerations applicable to the exercise of the warrants; and

•
any other terms of such warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.

DESCRIPTION OF DEBT SECURITIES
The following description of the terms of the debt securities of SL Green and SL Green Operating Partnership and the respective indentures is only a summary. This description and the description contained in any prospectus supplement are subject to and qualified in their entirety by reference to the applicable indentures, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.
We may offer secured or unsecured debt securities in one or more series which may be senior, subordinated or junior subordinated, and which may be convertible or exchangeable into another security. The debt securities may be issued by SL Green and SL Green Operating Partnership, individually or as co-obligors. Our debt securities will be issued in one or more series under (1) an Indenture dated as of October 5, 2017 between SL Green Operating Partnership and The Bank of New York Mellon, (2) a Form of Indenture to be entered into between SL Green and The Bank of New York Mellon or (3) a Form of Indenture to be entered into among SL Green and SL Green Operating Partnership as co-obligors and The Bank of New York Mellon. Forms of the indentures related to the issuance of debt securities by SL Green and/or SL Green Operating Partnership, individually, and the issuance of debt securities by SL Green and SL Green Operating Partnership, as co-obligors, are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.
The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement.
The terms of the debt securities will include those set forth in the applicable indenture and those made a part of the applicable indenture by the Trust Indenture Act of 1939, or TIA. You should read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture and supplemental indenture, if any, in their entirety before investing in our debt securities.
The aggregate principal amount of debt securities that may be issued under the respective indentures is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:
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the issuer or co-obligors of such debt securities;

•
the guarantors of each series, if any, and the terms of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

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the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

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whether the debt securities will be senior, subordinated or junior subordinated;

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whether the debt securities will be secured or unsecured and the terms of any securities agreement or agreements;

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any applicable subordination provisions for any subordinated securities;

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the maturity date(s) or method for determining the same;

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the interest rate(s) or method for determining the same;

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the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;

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whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

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redemption or early repayment provisions, including at our option or at the option of the holders;

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authorized denominations;

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form;

•
if other than the aggregate outstanding principal amount, the principal amount of debt securities payable upon acceleration;

•
place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•
whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

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amount of discount or premium, if any, with which such debt securities will be issued;

•
any covenants applicable to the particular debt securities being issued;

•
any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•
the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•
the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the issuer or co-obligors, as the case may be, can select the payment currency;

•
our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•
any restriction or conditions on the transferability of the debt securities;

•
the securities exchange(s) on which the debt securities will be listed, if any;

•
whether any underwriter(s) will act as a market maker(s) for the debt securities;

•
the extent to which a secondary market for the debt securities is expected to develop;

•
provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•
additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•
additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

•
additions or changes to the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•
any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General
We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, may constitute a single series of securities under the applicable indenture.
We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in the applicable prospectus supplement.
United States federal income tax considerations and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.
We expect most debt securities to be issued in fully registered form without coupons and in denominations of U.S. $2,000 and any integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the applicable indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Global Securities
Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement or free writing prospectus, as the case may be, relating to such series. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement or free writing prospectus, as the case may be, applicable to such series.
Governing Law
The indentures and the corresponding debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES
SL Green or SL Green Operating Partnership may guarantee (either fully and unconditionally or in a limited manner) the due and punctual payment of the principal of, premium, if any, and interest on one or more series of debt securities issued by SL Green or SL Green Operating Partnership, as the case may be, whether at maturity, by acceleration, redemption or repayment or otherwise, in accordance with the terms of the applicable guarantee and the applicable indenture.

CERTAIN ANTI-TAKEOVER PROVISIONS OF MARYLAND LAW
The following summary of certain anti-takeover provisions of Maryland law does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and SL Green’s charter and bylaws, each as amended. The terms “we,” “us” and “our” as such terms are used in the following summary refer to SL Green Realty Corp. unless the context requires otherwise.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or transfer of equity securities or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation or an affiliate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting stock of the corporation, in each case referred to as an interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.
Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it. However, pursuant to the statute, our board of directors has by resolution opted out of these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder of our company. As a result, anyone who later becomes an interested stockholder may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute. However, no assurances can be given that such resolution will not be modified, amended or revoked in the future or that the provisions of the MGCL relative to business combinations will not be reinstated or again become applicable to us.
Control Share Acquisitions
The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror, directly or indirectly, to exercise or direct the exercise of, voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:
•
a classified board;

•
a two-thirds vote requirement for removing a director;

•
a requirement that the number of directors be fixed only by vote of the directors;

•
a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•
a majority requirement for the calling of a special meeting of stockholders.

Our bylaws provide, and we have elected to be subject to the provision of Subtitle 8 that requires, that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we also vest in the board the exclusive power to fix the number of directorships. If we made an election to be subject to the provision of Subtitle 8 relating to a classified board, our board of directors would automatically be classified into three classes with staggered terms of office of three years each. In such instance, the classification and staggered terms of office of the directors would make it more difficult for a third party to gain control of the board of directors since at least two annual meetings of stockholders, instead of one, generally would be required to effect a change in the majority of the board of directors.

Anti-Takeover Effect of Certain Provisions of Maryland Law
The business combination provisions, the control share acquisition provisions and Subtitle 8 of the MGCL, and certain other provisions of our charter and bylaws, could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of securities or otherwise be in their best interests.

RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK
The terms “we,” “us” and “our” as such terms are used in the following summary of certain provisions of the charter of SL Green relating to restrictions on ownership of capital stock refer to SL Green Realty Corp. unless the context requires otherwise.
Excess Stock
Our charter provides that we may issue up to 75,000,000 shares of excess stock, par value $0.01 per share. For a description of excess stock, see “— Restrictions on Ownership” below.
Restrictions on Ownership
For us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year, other than the first year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, other than the first year, or during a proportionate part of a shorter taxable year. Pursuant to the Code, common stock held by specific types of entities, such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, as amended, partnerships, trusts and corporations, will be attributed to the beneficial owners of these entities for purposes of the five or fewer requirement. Generally, for the purposes of restrictions on ownership, the beneficial owners of these entities will be counted as our stockholders.
In order to protect us against the risk of losing our status as a REIT due to a concentration of ownership among our stockholders, our charter, subject to exceptions, provides that no stockholder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 9.0%, which we refer to as the “Ownership Limit,” of the lesser of the aggregate number or value of our outstanding shares of common stock. Limitations on the ownership of preferred stock may also be imposed by us. See “Description of Preferred Stock — Restrictions on Ownership” beginning on page 15 of this prospectus. Our charter provides that any direct or indirect ownership of shares of stock in excess of the Ownership Limit or that would result in our disqualification as a REIT, including any transfer that results in shares of capital stock being owned by fewer than 100 persons or results in our being “closely held” within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Our board of directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the board of directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our REIT status and our board of directors otherwise decides that this action is in our best interest.
Our charter provides that shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be converted into shares of excess stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code. The trustee of the trust will be deemed to own the excess stock for the benefit of the charitable beneficiary on the date of the violative transfer to the original transferee-stockholder. Any dividend or distribution paid to the original transferee-stockholder of excess stock prior to the discovery by us that capital stock has been transferred in violation of the provisions of our charter shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void from the beginning with respect to the original transferee-stockholder and shall instead be paid to the trustee of the trust for the benefit of the charitable beneficiary. Any vote cast by an original transferee- stockholder of shares of capital stock constituting excess stock prior to the discovery by us that shares of capital stock have been transferred in violation of the provisions of the charter shall be rescinded as void from the beginning. While the excess stock is held in trust, the original transferee-stockholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the charitable beneficiary. The trustee of the trust may transfer the interest in the trust representing the excess stock to any person whose ownership of the shares of capital stock converted into this excess stock would be permitted under the Ownership Limit. If this transfer is made, the interest of the charitable beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee-stockholder and to the charitable beneficiary as described herein. The original transferee-stockholder shall receive the lesser of (a) the price paid by the original transferee-stockholder for the shares of capital stock that were converted into excess stock or, if the original transferee-stockholder did not give value for the shares, the average closing price for the class of shares from which the shares of capital stock were converted for the ten trading days immediately preceding the sale or gift, and (b) the price received by the trustee from the sale or other disposition of the excess stock held in trust. The trustee may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-stockholder shall be paid by the trustee to the charitable beneficiary. Any liquidation distributions relating to excess stock shall be distributed, with respect to excess stock converted from preferred stock, ratably with each other holder of preferred stock of the same class or excess stock converted from preferred stock of the same class, and with respect to excess stock converted from common stock, ratably with each other holder of common stock or excess stock converted from common stock. The liquidation distributions allocated to a share of excess stock will be distributed in the same manner as proceeds from a sale of such share of excess stock would be distributed. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulations, then the original transferee-stockholder of any shares of excess stock may be deemed, at our option, to have acted as an agent on behalf of us in acquiring the shares of excess stock and to hold the shares of excess stock on our behalf.
Shares of excess stock shall be deemed to have been offered to the corporation or its designee for 90 days at a price per share payable to the purported transferee equal to the lesser of (a) the price per share in the transaction that created the excess shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (b) the market price of the common stock or preferred stock which was converted into such excess stock on the date the corporation or its designee accepts the offer. We may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. We may pay the amount of the reductions to the trustee for the benefit of the charitable beneficiary. The 90-day period begins on the later of the date on which notice is received of the violative transfer if the original transferee-stockholder gives notice to us of the transfer and, if no notice is given, the date the board of directors determines that a violative transfer has been made.
These restrictions will not preclude settlement of transactions through the NYSE.
All certificates representing shares of stock will bear a legend referring to the restrictions described above.
Each stockholder shall upon demand be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of capital stock of our company as the board of directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.
The Ownership Limit and the other provisions of the charter of SL Green summarized above may have the effect of delaying, deferring or preventing a change in control of our company unless the board of directors determines that maintenance of REIT status is no longer in the best interest of our company.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The terms “we,” “us,” “our” and “the Company” as such terms are used in the following summary refer to SL Green Realty Corp. unless the context requires otherwise. The term “U.S.” as sometimes used in the following summary refers to the United States.
The following discussion summarizes the material U.S. federal income tax considerations that are generally applicable to prospective holders of the offered securities. The specific tax considerations of owning the offered securities will vary depending on the circumstances of a particular stockholder or noteholder. The discussion contained herein does not address all aspects of U.S. federal income taxation that may be relevant to particular holders. Therefore, we strongly recommend that stockholders and noteholders review the following discussion and then consult with a tax advisor to determine the anticipated tax considerations of owning the offered securities.
The information in this section and the opinions of Greenberg Traurig, LLP are based on the Code, existing and proposed Treasury regulations promulgated thereunder, or Treasury Regulations, current administrative interpretations and court decisions. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change current law or affect existing interpretations of current law in a manner which is adverse to stockholders or noteholders. Any such change could apply retroactively to transactions preceding the date of change. We cannot assume that the opinions and statements set forth herein, which do not bind the courts or the Internal Revenue Service, or IRS, will not be challenged by the IRS or will be sustained by a court if so challenged.
This summary does not discuss state, local or foreign tax considerations. Except where indicated, the discussion below describes general U.S. federal income tax considerations applicable to beneficial owners who hold the offered securities as “capital assets” within the meaning of Section 1221 of the Code. Accordingly, the following discussion has limited application to domestic corporations and persons subject to specialized U.S. federal income tax treatment, such as foreign persons, trusts, estates, tax-exempt entities, regulated investment companies, REITs, financial institutions and insurance companies.
Under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the considerations of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, prospective stockholders and noteholders should consult their respective tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed herein. In addition, prospective stockholders and noteholders are urged to consult with their own tax advisors with regard to the application of the U.S. federal income tax laws to such stockholders’ and noteholders’ respective personal tax situations, as well as any tax considerations arising under the laws of any state, local or foreign taxing jurisdiction.
Taxation of the Company
We elected to be taxed as a REIT under Sections 856 through 860 of the Code effective for our taxable year ended December 31, 1997. We believe that we have been organized and have operated, and we intend to continue to operate, in a manner to qualify as a REIT. In the opinion of Greenberg Traurig, LLP, commencing with our taxable year ended December 31, 2012, we have been organized and have been operated in conformity with the requirements for qualification and taxation as a REIT under the Code and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on factual representations relating to the organization and operation of us, SL Green Operating Partnership, our respective subsidiaries, factual representations relating to our continued efforts to comply with the various REIT tests and such documents that Greenberg Traurig, LLP has considered necessary or appropriate to review as a basis for rendering this opinion. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual or quarterly operating results, the various qualification tests imposed under the Code. Greenberg Traurig, LLP will not review compliance with these tests on a continuing basis. See “Failure to Qualify” below.

The following is a general summary of the material Code provisions that govern the U.S. federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex.
If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we distribute currently to stockholders. This treatment substantially eliminates the double taxation (taxation at both the corporate and stockholder levels) that generally results from investment in a corporation.
However, we will be subject to federal income and excise tax in specific circumstances, including the following:
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we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains;

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if we have (a) net income from the sale or other disposition of foreclosure property (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income;

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if we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% tax;

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if we fail to satisfy either the 75% gross income test or the 95% gross income test, but nonetheless maintain our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on (i) the greater of (a) the amount by which we fail the 75% test and (b) the amount by which we fail the 95% test, multiplied by (ii) a fraction intended to reflect our profitability;

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if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed;

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if we fail to satisfy any of the REIT asset tests (other than a de minimis failure to meet the 5% or 10% asset test) due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 21%) multiplied by the net income generated during a certain period by the nonqualifying assets that caused us to fail such test;

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if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests) and the violation is due to reasonable cause, and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure;

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if we acquire any asset from a corporation generally subject to full corporate level tax in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the corporation and we recognize gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by us, then we will be subject to the built-in gain rule. Built-in gain is the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis in such property at such time. Under the built-in gain rule, we will be subject to tax on such gain at the highest regular corporate tax rate applicable (currently 21%);

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if it is determined that amounts of certain income and expense were not allocated between us and a Taxable REIT Subsidiary (as defined in “Material United States Federal Income Tax Considerations — Taxation of the Company — Requirements for Qualification — Asset Tests”) on the basis of arm’s length dealing, or to the extent we charge a Taxable REIT Subsidiary interest in excess of a commercially reasonable rate, we will be subject to a tax equal to 100% of those amounts;

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if we fail to comply with the requirement to send annual letters to our stockholders requesting information regarding the actual ownership of our shares, and the failure was not due to reasonable cause or to willful neglect, we will be required to pay a penalty of $25,000, or if the failure is intentional, a $50,000 penalty; and

•
certain of our subsidiaries are C corporations, the earnings of which will be subject to U.S. federal and state income tax.

Requirements for Qualification
The Code defines a REIT as a corporation, trust, or association:
1.
that is managed by one or more trustees or directors;

2.
the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

3.
that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

4.
that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

5.
the beneficial ownership of which is held by 100 or more persons;

6.
during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals; and

7.
that meets other tests, described below, regarding the nature of its income and assets.

The Code provides that conditions (a) through (d), inclusive, must be met during the entire taxable year and that condition (e) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (e) and (f), however, will not apply until after the first taxable year for which an election is made to be taxed as a REIT. We believe we have issued and have outstanding sufficient shares of our stock with sufficient diversity of ownership to allow us to satisfy conditions (e) and (f). In addition, we intend to comply with Treasury regulations requiring us to ascertain the actual ownership of our outstanding shares. Our articles of incorporation include restrictions regarding the transfer of shares of capital stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (e) and (f) above. See “Restrictions on Ownership of Capital Stock” discussed in the prior section of this prospectus.
If a REIT owns a corporate subsidiary that is a qualified REIT subsidiary (generally, a corporation wholly owned by the REIT), that subsidiary is disregarded for U.S. federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of the REIT itself. Similarly, a single member limited liability company owned by the REIT or by SL Green Operating Partnership is generally disregarded as a separate entity for U.S. federal income tax purposes.
In the case of a REIT that is a partner in a partnership, Treasury regulations provide that for purposes of the gross income tests and asset tests, the REIT will be deemed to own its proportionate share, based on its interest in partnership capital, of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests, that they have in the hands of the partnership. Thus, our proportionate share of the assets, liabilities and items of gross income of SL Green Operating Partnership will be treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein.
Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

Income Tests.   In order to maintain qualification as a REIT, we must annually satisfy two gross income tests. First, at least 75% of the REIT’s gross income, excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including rents from real property and, in specific circumstances, from certain types of temporary investments. Second, at least 95% of the REIT’s gross income, excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains, for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we are entitled to relief under specific provisions of the Code. These relief provisions generally are available if our failure to meet any such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal corporate income tax return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed with respect to the non-qualifying gross income.
For purposes of the income tests, rents received by a REIT will qualify as rents from real property only if the following conditions are met:
•
the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales;

•
rents received from a tenant generally will not qualify as rents from real property in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant;

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if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property; and

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the REIT generally must not operate or manage the property or furnish or render services to tenants, except through a Taxable REIT Subsidiary or through an independent contractor who is adequately compensated and from whom the REIT derives no income.

The independent contractor requirement, however, does not apply to the extent the services provided by the REIT are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant. Additionally, under the de minimis rule for noncustomary services, if the value of the noncustomary service income with respect to a property, valued at no less than 150% of the REIT’s direct costs of performing such services, is 1% or less of the total income derived from the property, then the noncustomary service income will not cause other income from the property to fail to qualify as rents from real property (but the noncustomary service income itself will never qualify as rents from real property).
From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate or price changes with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property that generates such income and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was disposed of or extinguished. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
Prohibited Transaction Income.   Any gain that we realize (including any net foreign currency gain) on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (other than foreclosure property) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of our sales are prohibited transactions, and we would be required to pay the 100% penalty tax on the gains resulting from any such sales.
Penalty Tax.   Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our Taxable REIT Subsidiaries, redetermined deductions and excess interest represent any amounts that are deducted by a Taxable REIT Subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations, and redetermined TRS service income is income of a Taxable REIT Subsidiary that is understated as a result of services provided by a Taxable REIT Subsidiary to or on behalf of us. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.
From time to time our Taxable REIT Subsidiaries may provide services to our tenants. We intend to set any fees paid to our Taxable REIT Subsidiaries for such services at arm’s-length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.
Asset Tests.   In order to maintain qualification as a REIT, we must also satisfy, at the close of each quarter of our taxable year, the following tests relating to the nature of our assets:
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at least 75% of the value of our total assets must be represented by real estate assets, including (a) our allocable share of real estate assets held by SL Green Operating Partnership or any partnerships in which SL Green Operating Partnership owns an interest, (b) interests in mortgages on real property, (c) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (i.e., at least five-year) public debt offering by us, cash, cash items and government securities and (d) debt instruments issued by “publicly offered REITs”;

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no more than 25% of the value of our total assets may consist of securities other than those that qualify under the 75% test described above;

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no more than 25% of the value of our total assets may consist of “publicly offered REIT” debt instruments;

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no more than 20% of the value of our total assets may be securities of one or more Taxable REIT Subsidiaries; and

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except for securities in the 75% asset class and securities of a Taxable REIT Subsidiary or a qualified REIT subsidiary: (a) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; (b) we may not own more than 10% of the total voting power of any one issuer’s outstanding securities; and (c) we may not own more than 10% of the total value of any one issuer’s outstanding securities (other than certain “straight debt” securities).

We own in excess of 10% of the stock of a number of private REITs, each of which has elected to be taxed as a REIT. As a REIT, each of these companies is subject to the various REIT qualification requirements. We believe that each of these companies has been organized and has operated in a manner to qualify for taxation as a REIT and will continue to be organized and operated in this manner. If any of these companies were to fail to qualify as a REIT, our interest in the stock of such company could cease to be a qualifying real estate asset for purposes of the 75% asset test and could thus become subject to the 5% asset test, the 10% voting stock limitation and the 10% value limitation applicable to our ownership in corporations generally (other than REITs, qualified REIT subsidiaries and Taxable REIT Subsidiaries). As a result, we could fail to qualify as a REIT.
A “Taxable REIT Subsidiary” is a corporation in which we own an interest that may earn income that would not be qualifying income if we earned it directly and may hold assets that would not be qualifying assets if we held them directly. We may hold up to 100% of the stock in a Taxable REIT Subsidiary. To treat a corporation as a Taxable REIT Subsidiary, we and the corporation must make a joint election by filing a Form 8875 with the IRS. A Taxable REIT Subsidiary will be liable for tax at corporate rates on any income it earns. Moreover, to prevent shifting of income and expenses between us and a Taxable REIT Subsidiary, the Code imposes on us a tax equal to 100% of certain items of income and expense that are not allocated between us and the Taxable REIT Subsidiary at arm’s length (as described above). The 100% tax is also imposed to the extent we charge a Taxable REIT Subsidiary interest in excess of a commercially reasonable rate (as described above).
After initially meeting an asset test at the close of any quarter, we will not lose our status as a REIT for failure to satisfy that asset test at the end of a later quarter solely by reason of changes in asset values (including a discrepancy caused solely by the change in the foreign currency exchange rate used to value a foreign asset). If the failure to satisfy the asset test results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.
We would not lose our REIT status as the result of a failure to meet the 5% test, the 10% vote test or the 10% value test if the value of the assets causing the violation did not exceed the lesser of 1% of the value of our assets at the end of the quarter in which the violation occurred or $10,000,000 and we were to cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure. In addition, for a failure to meet the 5% test, the 10% vote test or the 10% value test that is larger than this amount, and for a failure to meet the 75% test, either of the 25% tests, or the 20% Taxable REIT Subsidiary asset test, we would not lose our REIT status if the failure were for reasonable cause and not due to willful neglect and we were to (i) file a schedule with the IRS describing the assets causing the violation, (ii) cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure and (iii) pay a tax equal to the greater of $50,000 or the product derived by multiplying the highest federal corporate income tax rate (currently 21%) by the net income generated by the non-qualifying assets during the period of the failure. It is not possible, however, to state whether in all cases we would be entitled to these relief provisions.
Annual Distribution Requirements.   In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (a) the sum of (A) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (B) 90% of the net income, after tax, if any, from foreclosure property, minus (b) the sum of specific items of non-cash income. We must pay the distribution during the taxable year to which such distribution relates, or during the following taxable year, if declared before we timely file our tax return for the preceding year and paid on or before the first regular dividend payment after the declaration. In addition, a dividend declared and payable to a stockholder of record in October, November or December of any year may be treated as paid and received on December 31 of such year even if paid in January of the following year. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT ordinary taxable income, we will be subject to tax on the undistributed amount at regular corporate capital gain and ordinary income rates, respectively. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed.
For these purposes, our REIT taxable income is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.
In addition, our REIT taxable income will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, within the five-year period following our acquisition of such asset.
A taxpayer’s deduction for net business interest expense will generally be limited to 30% of its taxable income, as adjusted for certain items of income, gain, deduction or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future taxable years, subject to special rules applicable to partnerships. If we or any of our subsidiary partnerships are subject to this interest expense limitation, our REIT taxable income for a taxable year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain real property. We believe that we or any of our subsidiary partnerships that are subject to this interest expense limitation will be eligible to make this election. If such election is made, although we or such subsidiary partnership, as applicable, would not be subject to the interest expense limitation described above, depreciation deductions may be reduced and, as a result, our REIT taxable income for a taxable year may be increased.
We intend to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, it is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Moreover, the partnership agreement of SL Green Operating Partnership authorizes us, as general partner, to take such steps as may be necessary to cause SL Green Operating Partnership to make distributions to its partners in amounts sufficient to permit us to meet these distribution requirements. It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. In the event that such circumstances do occur, then in order to meet the 90% distribution requirement, we may cause SL Green Operating Partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required distributions.
We may satisfy the REIT annual distribution requirement by making taxable distributions partly in cash and partly in shares of our stock. The IRS has issued Revenue Procedures authorizing elective cash/stock dividends to be made by “publicly offered REITs.” Pursuant to these Revenue Procedures, the IRS will treat the distribution of stock pursuant to an elective cash/stock dividend as a distribution of property under Section 301 of the Code (which may constitute a dividend) if certain parameters detailed in the Revenue Procedures are satisfied, including that at least 20% of the total dividend is available in cash. The decision to authorize and pay dividends on our common stock in the future, as well as the timing, amount, and composition of any such dividends, is at the sole discretion of our board of directors.
Under specific circumstances, we may rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.
Failure to Qualify.   If we fail to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will we be required to make distributions. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.
We would not lose our REIT status as the result of a failure to satisfy certain REIT requirements, such as requirements involving our organizational structure, if the failure was due to reasonable cause and not due to willful neglect and we were to pay a tax of $50,000. It is not possible, however, to state whether in all cases we would be entitled to this statutory relief.

Other Tax Considerations
Effect of Tax Status of SL Green Operating Partnership and Other Entities on REIT Qualification.   All of our significant investments are held through SL Green Operating Partnership. SL Green Operating Partnership may hold interests in properties through property-owning entities. SL Green Operating Partnership and the property-owning entities involve special tax considerations. These tax considerations include:
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allocations of income and expense items of SL Green Operating Partnership and the property-owning entities, which could affect the computation of our taxable income;

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the status of SL Green Operating Partnership and the property-owning entities as partnerships or entities that are disregarded as entities separate from their owners, as opposed to associations taxable as corporations, for income tax purposes; and

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the taking of actions by SL Green Operating Partnership or any of the property-owning entities that could adversely affect our qualification as a REIT.

In the opinion of Greenberg Traurig, LLP, based on the factual representations by us and SL Green Operating Partnership, for U.S. federal income tax purposes SL Green Operating Partnership will be treated as a partnership and none of the property-owning entities (other than a Taxable REIT Subsidiary or an entity that is a REIT) will be treated as an association taxable as a corporation. If, however, SL Green Operating Partnership or any of such other entities were treated as an association taxable as a corporation, we would fail to qualify as a REIT for a number of reasons.
The partnership agreement requires that SL Green Operating Partnership be operated in a manner that will enable us to satisfy the requirements for classification as a REIT. In this regard, we will control the operation of SL Green Operating Partnership through our rights as the sole general partner of SL Green Operating Partnership.
Tax Allocations with Respect to the Properties.   When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes. Therefore, the partnership’s basis is equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to Section 704(c) of the Code, income, gain, loss and deductions attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, which we refer to as a “Book-Tax Difference.” Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. SL Green Operating Partnership has acquired properties in connection with its formation and subsequent thereto by way of contributions of appreciated property to SL Green Operating Partnership in the transactions leading to its formation. Consequently, the partnership agreement requires these allocations to be made in a manner consistent with Section 704(c) of the Code and the Treasury regulations thereunder, which we refer to as the “Section 704(c) Regulations.” The Section 704(c) Regulations require partnerships to use a “reasonable method” for allocation of items affected by Section 704(c) of the Code and they outline three methods which may be considered reasonable for these purposes. SL Green Operating Partnership generally uses the “traditional method” of Section 704(c) allocations, which is the least favorable method from our perspective because of technical limitations. Under the traditional method, depreciation with respect to a contributed property for which there is a Book-Tax Difference first will be allocated to us and other partners that did not have an interest in the property until they have been allocated an amount of depreciation equal to what they would have been allocated if SL Green Operating Partnership had purchased such property for its fair market value at the time of contribution. In addition, if this property is sold, gain equal to the Book-Tax Difference at the time of sale will be specially allocated to the contributor of the property. These allocations tend to eliminate the Book-Tax Differences with respect to the contributed properties over the depreciable lives of the contributed property. However, they may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. This could cause us (a) to be allocated lower depreciation deductions for tax purposes than would be allocated to us if all properties were to have a tax basis equal to their fair market value at the time of contribution and (b) to be allocated lower amounts of taxable loss in the event of a sale of interests in such contributed properties at a book loss, than the economic or book loss allocated to us as a result of such sale, with a corresponding benefit to the other partners in SL Green Operating Partnership. These allocations might adversely affect our ability to comply with REIT distribution requirements, although we do not anticipate that this will occur. These allocations may also affect our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased our interests in the properties at their agreed values.
Interests in the properties purchased by SL Green Operating Partnership for cash will initially have a tax basis equal to their fair market values. Thus, Section 704(c) of the Code will not apply to such interests.
Partnership Audit Rules.   Under rules that are generally effective for taxable years beginning after December 31, 2017, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that these new rules could result in partnerships in which we directly or indirectly invest, including SL Green Operating Partnership, being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.
Taxation of Stockholders
This discussion does not address all of the tax considerations that may be relevant to particular stockholders in light of their particular circumstances. Stockholders should consult their own tax advisors for a complete description of the tax considerations of investing in shares of our stock.
As used herein, the term “U.S. Stockholder” means a beneficial owner of shares of our stock who is a U.S. Person. A U.S. Person means any beneficial owner of the offered securities, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that, for U.S. federal income tax purposes, is or is treated as (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust that (A) is subject to primary supervision by a court within the United States over its administration and the control of one or more U.S. persons over all substantial decisions, or (B) has a valid election in place to be taxed as a U.S. person under applicable Treasury Regulations.
As used herein, the term “Non-U.S. Stockholder” means a beneficial owner of shares of our stock, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Stockholder.
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our stock, the treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. A beneficial owner of shares of our stock that is a partnership, and partners in such partnership, should consult their tax advisors about the U.S. federal income tax considerations of owning and disposing of shares of our stock.
Taxation of U.S. Stockholders
Distributions.   As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits and not designated as capital gain dividends will be taken into account by them as ordinary income. For tax years beginning before January 1, 2026, non-corporate taxpayers are permitted to take a deduction for a portion of certain pass-through business income, including dividends received from REITs that are not designated as capital gain dividends or qualified dividend income (subject to certain limitations). Dividends on our preferred stock will be treated as made out of any available earnings and profits in priority to distributions on our common stock. Corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Earnings and profits are allocated to distributions with respect to preferred stock before they are allocated to distributions with respect to common stock. Distributions that are designated as capital gain dividends will be taxed as capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the U.S. Stockholder has held shares of our stock. If we elect to retain and pay income tax on any net capital gain, a U.S. Stockholder would include in its income as capital gain its proportionate share of such net capital gain. A U.S. Stockholder would also receive the right to claim a refundable tax credit for such U.S. Stockholder’s proportionate share of the tax paid by us on such retained capital gains and an increase in its basis in shares of our stock. This increase in basis will be in an amount equal to the excess of the undistributed capital gains over the amount of tax paid thereon by us. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Stockholder to the extent that they do not exceed the adjusted basis of such U.S. Shareholder’s shares of our stock, but rather will reduce the adjusted basis of such U.S. Stockholder’s shares of our stock. To the extent that such distributions exceed a U.S. Stockholder’s adjusted basis in its shares of our stock, such distributions will be included in income as capital gain, assuming such shares of our stock are a capital asset in the hands of the U.S. Stockholder.
Any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided the dividend is actually paid by us during January of the following calendar year.
The IRS has issued Revenue Procedures that allow us to satisfy the REIT distribution requirements by making distributions partly in cash and partly in shares of our common stock, so long as we follow certain procedures. Upon payment of such a dividend, taxable U.S. Stockholders are required to pay tax on the entire amount of the dividend, including the portion paid with shares of our common stock, in which case such U.S. Stockholders might have to pay the tax using cash from other sources. If a U.S. Stockholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale.
Sale or Exchange.   In general, a taxable U.S. Stockholder recognizes capital gain or loss on the sale or exchange of shares of our stock equal to the difference between (a) the amount of cash and the fair market value of any property received on such disposition, and (b) the U.S. Stockholder’s adjusted basis in such stock. To the extent a U.S. Stockholder who is an individual, a trust or an estate holds the stock for more than one year, any gain recognized would be subject to tax rates applicable to long-term capital gains. However, any loss recognized by a U.S. Stockholder from selling or otherwise disposing of shares of our stock held for six months or less will be treated as long-term capital loss to the extent of dividends received by such U.S. Stockholder that were required to be treated as long-term capital gains.
Tax Rates.   For taxable years beginning before January 1, 2026, the highest marginal tax rate on ordinary income of individuals that are U.S. Stockholders is 37%. U.S. Stockholders who are individuals, estates or trusts generally may deduct up to 20% of dividends received from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, as described below, for taxable years beginning before January 1, 2026, resulting in an effective maximum U.S. federal income tax rate of 29.6% on such dividends (excluding the 3.8% Medicare tax on net investment income).
The maximum tax rate for non-corporate taxpayers for (i) long-term capital gains, including certain “capital gain dividends,” generally is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) “qualified dividend income” generally is 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding period requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its Taxable REIT Subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.” U.S. Stockholders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.
Certain U.S. Stockholders who are individuals, estates or trusts are required to pay a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of our stock, subject to certain exceptions. U.S. Stockholders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of shares of our stock.
We may be required to withhold a portion of capital gain distributions made to any U.S. Stockholders who fail to certify their U.S. status to us.
Backup Withholding.   We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding currently at a rate of 24% with respect to dividends paid unless the U.S. Stockholder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies with respect to certain matters, and otherwise complies with the applicable requirements of the backup withholding rules. An individual who is a U.S. Stockholder may satisfy the requirements for avoiding backup withholding by providing us with an appropriately prepared IRS Form W-9. If a U.S. Stockholder does not provide us with its correct taxpayer identification number, then the U.S. Stockholder may also be subject to penalties imposed by the IRS.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the U.S. Stockholder’s federal income tax liability, provided the U.S. Stockholder timely furnishes the required information to the IRS.
Taxation of Tax-Exempt U.S. Stockholders
The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income, or UBTI, when received by a U.S. tax-exempt entity. Based on that ruling, the dividend income received with respect to shares of our stock will not be UBTI to a tax-exempt U.S. Stockholder, provided that the tax-exempt U.S. Stockholder has not held stock as debt financed property within the meaning of the Code and such stock is not otherwise used in a trade or business unrelated to the tax-exempt U.S. Stockholder’s exempt purpose. Similarly, income from the sale of the stock will not constitute UBTI unless such tax-exempt U.S. Stockholder has held such stock as debt financed property within the meaning of the Code or has used the stock in a trade or business.
Notwithstanding the above paragraph, if we are a pension-held REIT, then any qualified pension trust that holds more than 10% of the value of our capital stock will have to treat dividends as UBTI in the same proportion that our gross income would be UBTI. A qualified pension trust is any trust described in Section 401(a) of the Code that is exempt from tax under Section 501(a) of the Code. In general, we will be treated as a pension-held REIT if both (a) we are predominantly owned by qualified pension trusts (i.e., if one such trust holds more than 25% of the value of our capital stock or one or more such trusts, each holding more than 10% of the value of our capital stock, collectively hold more than 50% of the value of our capital stock) and (b) we would not be a REIT if we had to treat our capital stock held by qualified pension trust as owned by the qualified pension trust (instead of treating such capital stock as owned by the qualified pension trust’s multiple beneficiaries). Although we do not anticipate being classified as a pension-held REIT, we cannot assume that this will always be the case.
In addition, if you are a tax-exempt U.S. Stockholder described in Section 512(a)(3) of the Code, then distributions received from us may also constitute UBTI. You are described in Section 512(a)(3) of the Code if you qualify for exemption under Sections 501(c)(7), (9), (17), or (20) of the Code.
Taxation of Non-U.S. Stockholders
The rules governing the U.S. federal income taxation of a Non-U.S. Stockholder are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in shares of our stock, including any reporting requirements.

Ordinary Dividends.   Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of United States real property interests, or USRPIs, and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions to Non-U.S. Stockholders will ordinarily be subject to a withholding of U.S. federal income tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax rate. However, if income from the investment in shares of our stock is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. Stockholders are taxed with respect to such dividends and may also be subject to the 30% branch profits tax if the Non-U.S. Stockholder is a foreign corporation.
The IRS has issued Revenue Procedures that allow us to satisfy the REIT distribution requirements by making distributions partly in cash and partly in shares of our common stock, so long as we follow certain procedures. Upon payment of such a dividend, we generally would be required to withhold U.S. federal income tax with respect to such dividends paid to Non-U.S. Stockholders, including in respect of all or a portion of such dividend that is payable in stock.
Dividends paid to an address in a country outside the United States are not presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. A Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate generally will need to satisfy certification and other requirements, such as providing an IRS Form W-8BEN or W-8BEN-E, as applicable. A Non-U.S. Stockholder who wishes to claim that distributions are effectively connected with a United States trade or business, generally will need to satisfy certification and other requirements in order to avoid withholding, such as providing IRS Form W-8ECI. Other requirements may apply to Non-U.S. Stockholders that hold their shares through a financial intermediary or foreign partnership.
Return of Capital.   Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from the disposition by us of a USRPI, will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the shares our common stock held by such Non-U.S. Stockholder, but rather will reduce the adjusted basis of such shares of our stock. To the extent that such distributions exceed the adjusted basis of such shares of our stock, they will give rise to tax liability if the Non-U.S. Stockholder otherwise would be subject to tax on any gain from the sale or disposition of its shares of our stock, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of our current and accumulated earnings and profits, the distribution will be subject to withholding of U.S. federal income tax at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.
Capital Gain Dividends.   For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of USRPIs will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA. Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the same capital gain rates applicable to U.S. Stockholders, subject to any applicable alternative minimum tax and special alternative minimum tax (in the case of nonresident alien individuals), without regard to whether such distributions are designated by us as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations under FIRPTA to withhold 21% of any distribution that could be designated by us as a capital gain dividend. However, capital gain dividends paid to a Non-U.S. Stockholder with respect to a class of REIT stock that is regularly traded on an established securities market in the United States will be treated as ordinary dividends, and not as capital gain dividends subject to FIRPTA, if the Non-U.S. Stockholder owns no more than 10% of the class of stock at any time during the one-year period ending on the dividend payment date.
Sale or Exchange of Stock.   Gain recognized by a Non-U.S. Stockholder upon a sale or exchange of shares of our stock, including a redemption that is treated as a sale, generally will not be taxed under the provisions of FIRPTA if we are a domestically controlled qualified investment entity. A REIT is a “domestically controlled qualified investment entity” if at all times during a specified testing period less than 50% in value of its capital stock is held directly or indirectly by non-U.S. persons. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (a) investment in shares of our stock is treated as effectively connected with the Non-U.S. Stockholder’s U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain, or (b) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year (and certain other requirements are met), in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. A similar rule will apply to capital gain dividends not subject to FIRPTA.
We will be a domestically controlled qualified investment entity if at all times during a specified testing period we are a REIT and less than 50% in value of our capital stock is held, directly or indirectly, by non-U.S. persons. We believe that we currently are a domestically controlled qualified investment entity and, therefore, that the sale of shares of our stock would not be subject to taxation under FIRPTA. However, because our common stock is publicly traded, no assurance can be given that we are or will continue to be a domestically controlled qualified investment entity. If we were not a domestically controlled qualified investment entity, whether or not a Non-U.S. Stockholder’s sale of shares of our stock would be subject to tax under FIRPTA would depend on whether or not such class of stock was regularly traded on an established securities market and on the size of the selling Non-U.S. Stockholder’s interest in us. Gain on a Non-U.S. Stockholder’s sale of shares for our common stock will not be subject to taxation under FIRPTA, even if we are not a domestically controlled qualified investment entity, provided that our shares of common stock are regularly traded on an established securities market and the Non-U.S. Stockholder held not more that 10% of our shares of common stock throughout a prescribed testing period (generally five years or, if shorter, the Non-U.S. Stockholder’s holding period for our common stock) prior to the sale. Currently, our common stock is regularly traded on the New York Stock Exchange. However, we cannot assure you that our common stock will be so traded at the time you may wish to dispose of shares of our stock. If the gain on the sale of shares of our stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain, subject to any applicable alternative minimum tax and a special alternative minimum tax (in the case of nonresident alien individuals) and the purchaser of such stock may be required to withhold 15% of the gross purchase price.
Backup Withholding.   Backup withholding will not apply to payments made by us or our agent on stock to a Non-U.S. Stockholder if an IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form) is provided by such holder. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Stockholder may be refunded or credited against the Non-U.S. Stockholder’s federal income tax liability, provided the Non-U.S. Stockholder furnishes the required information timely to the IRS. For additional information on backup withholding See “— Taxation of Noteholders — Non-U.S. Noteholders — Backup Withholding and Information Reporting.”
Tax Shelter Reporting
If a stockholder recognizes a loss with respect to shares of our stock of (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a holder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a holder that is either a corporation or a partnership with only corporate partners, the stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not exempt. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.
Taxation of Noteholders
This section describes the material U.S. federal income tax considerations of owning fixed rate notes that SL Green Operating Partnership may offer. It is not tax advice. It applies to you only if you purchase the notes in the initial offering at the offering price. If you purchase fixed rate notes at other than the offering price, the amortizable bond premium or market discount rules may apply to you. You should consult your own tax advisor regarding this possibility. The tax consequences of owning any floating rate debt securities, convertible or exchangeable debt securities or indexed debt securities will be discussed in the applicable prospectus supplement.
As used herein, the term “U.S. Noteholder” means any beneficial owner of a note that is, for U.S. federal income tax purposes, a U.S. Person. See “— Taxation of Stockholders” above. As used herein, the term “Non-U.S. Noteholder” means a beneficial owner of a note, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Noteholder.
If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership holding a note should consult its tax advisor regarding U.S. federal, state, local and non-U.S. income tax consequences of the purchase, ownership and disposition of the notes.
Taxation of U.S. Noteholders
Stated Interest.   The stated interest on a note generally will be taxable to a U.S. Noteholder as ordinary interest income either at the time it accrues or is received, depending on such U.S. Noteholder’s method of accounting for U.S. federal income tax purposes.
Original Issue Discount.   It is possible that notes will be issued with original issue discount, or OID, for U.S. federal income tax purposes. The amount of OID on a note will generally equal the excess of the “stated redemption price at maturity” of a note over its “issue price.” A note will not be treated as issued with OID for U.S. federal income tax purposes, however, if the stated redemption price at maturity exceeds the issue price by less than .25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The stated redemption price at maturity of a note will equal the sum of its principal amount and all other payments thereunder, other than payments of “qualified stated interest,” defined generally as stated interest that is unconditionally payable in cash or other property, other than our debt instruments, at least annually at a single fixed rate. The “issue price” of a note will equal the first price at which a substantial amount of notes are sold for money, excluding sales to underwriters, placement agents or wholesalers.
If notes are issued with OID, a U.S. Noteholder will be required to include in taxable income for any particular taxable year the daily portion of the OID described in the preceding paragraph that accrues on the note for each day during the taxable year on which such holder holds the note, whether reporting on the cash or accrual basis of accounting for U.S. federal income tax purposes. Thus, a U.S. Noteholder will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable. The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period is the product of the “adjusted issue price” of the note at the beginning of the accrual period multiplied by the yield to maturity of the note less the amount of any qualified stated interest allocable to such accrual period. The “adjusted issue price” of a note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the note in all prior accrual periods, and decreased by any payments made during all prior accrual periods on the notes other than qualified stated interest.
A U.S. Noteholder may elect to treat all interest on a note as OID and calculate the amount includible in gross income under the constant yield method described above. The election is to be made for the taxable year in which a U.S. Noteholder acquires a note and may not be revoked without the consent of the IRS. U.S. Noteholders should consult with their tax advisors about this election.
Sale, Exchange, Retirement or Other Disposition.   A U.S. Noteholder generally will recognize capital gain or loss upon the sale, exchange, redemption, or other disposition of the notes in an amount equal to the difference, if any, between the amount realized on the disposition, other than any amount attributable to accrued but unpaid interest, and the U.S. Noteholder’s adjusted tax basis in the notes. A U.S. Noteholder’s adjusted tax basis in a note will generally be equal to the purchase price of such note, increased by any OID included in the U.S. Noteholder’s income prior to the disposition of the note (if any) and decreased by any payments received on the note other than qualified stated interest. Any such gain or loss will be long-term if the notes have been held for more than one year. The claim of a deduction in respect of a capital loss, for U.S. federal income tax purposes, is subject to limitations.
Backup Withholding and Information Reporting.   U.S. Noteholders may be subject to information reporting and backup withholding with respect to interest paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. Noteholder may be subject to backup withholding currently at a rate of 24% with respect to interest paid unless the holder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to us.
An individual who is a U.S. Noteholder may satisfy the requirements for avoiding backup withholding by providing us with an appropriately prepared IRS Form W-9. If a U.S. Noteholder does not provide us with its correct taxpayer identification number, then the U.S. Noteholder may also be subject to penalties imposed by the IRS.
Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against the U.S. Noteholder’s federal income tax liability, provided the U.S. Noteholder furnishes the required information to the IRS.
Taxation of Non-U.S. Noteholders
Interest Income.   Payments of interest (including OID, if any) on notes made to a Non-U.S. Noteholder generally will not be subject to U.S. federal income or withholding tax provided that (i) such holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (B) is not a controlled foreign corporation that is related to us through stock ownership for U.S. federal income tax purposes and (C) is not a bank receiving certain types of interest and (ii) the requirements described below under the heading “Backup Withholding and Information Reporting” are satisfied. If a Non-U.S. Noteholder does not satisfy the preceding requirements, payments of interest on the notes held by such holder generally will be subject to U.S. withholding tax at a 30% rate (or a lower applicable treaty rate).
Sale, Exchange, Retirement or Other Disposition.   A Non-U.S. Noteholder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange, redemption or other disposition of a note.
Backup Withholding and Information Reporting.   Information reporting requirements and backup withholding generally will not apply to payments on a note to a Non-U.S. Noteholder if IRS Form W-8BEN or W-8BEN-E, as applicable is duly provided by such holder, provided that the withholding agent does not have actual knowledge that the holder is a U.S. person.
Information reporting requirements and backup withholding will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation within the meaning of the Code or (iv) is a U.S. branch of a foreign bank or a foreign insurance company. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding, but will be subject to the information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Noteholder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.
Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides IRS Form W-8BEN or W-8BEN-E, as applicable or otherwise establishes an exemption.

Any amount withheld from a payment to a holder of a note under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax liability (which might entitle such holder to a refund), provided that such holder furnishes the required information to the IRS.
Foreign Account Tax Compliance Act
Based on IRS guidance, the rules under the Foreign Account Tax Compliance Act, or FATCA, currently impose a U.S. federal withholding tax of 30% on (i) interest, dividends, and certain other withholdable payments from U.S. sources, and (ii) the gross proceeds from the disposition of any property of the type that can produce interest or dividends from U.S. sources. FATCA withholding generally applies to the payments or proceeds paid to certain non-U.S. entities (including, in some circumstances, where such an entity is receiving payment as an intermediary) that fail to comply with certain certification and information reporting requirements. However, under proposed Treasury Regulations that may be relied upon pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. FATCA obligations may vary depending on whether the Non-U.S. Stockholder subject to FATCA is a resident of a country with which the U.S. has signed a bilateral Intergovernmental Agreement (“IGA”). IGAs are entered into to facilitate implementation of FATCA and enhance broader international tax transparency. Countries that have entered into IGAs with the U.S. have incorporated FATCA provisions into their own local law. Such provisions, which can differ from the U.S. FATCA regulations, are applicable for purposes of determining the proper method for residents of such countries to comply with FATCA. U.S. FATCA regulations apply to residents of countries that have not entered into an IGA with the U.S. Prospective investors should consult their own tax advisors regarding the effect, if any, of the FATCA rules for them based on their particular circumstances.
Federal Estate Taxes
In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) shares of our stock at the date of death, such stock will be included in the individual’s estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
State and Local Tax
We and our stockholders may be subject to state and local tax in states and localities in which we and/or they do business or own property. Our tax treatment and the tax treatment of our stockholders in such jurisdictions may differ from the U.S. federal income tax treatment described above.

SELLING STOCKHOLDERS
Selling stockholders may include certain persons or entities that, directly or indirectly, have acquired or may from time to time acquire from us, shares of SL Green’s common stock in various private transactions. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling stockholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.
The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of shares of SL Green’s common stock beneficially owned by such selling stockholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with us, has been employed by us or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION
We, or the selling stockholders, may sell the securities to one or more underwriters for public offering and sale by them, to investors directly or through agents or through a combination of any of these methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.
The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We may engage in at-the-market offerings in an existing trading market in accordance with Rule 415(a)(4) of the Securities Act. We also may, from time to time, authorize underwriters acting as an agent to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.
Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with SL Green and/or SL Green Operating Partnership, as applicable, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act.
Unless we specify otherwise in the applicable prospectus supplement, any securities issued hereunder (other than SL Green’s common stock and Series I Preferred Stock) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.
A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including, without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment.
In connection with an offering of securities, the underwriters may engage in stabilizing and syndicate covering transactions. These transactions may include over-allotments or short sales of the securities, which involves sales of securities in excess of the principal amount of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
The underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

LEGAL MATTERS
The validity of the issuance of the securities of SL Green Operating Partnership offered hereby and certain matters related to SL Green will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the issuance of the shares of capital stock of SL Green offered hereby and certain other legal matters relating to Maryland law will be passed upon by Ballard Spahr LLP, Baltimore, Maryland. Legal matters described under “Material United States Federal Income Tax Considerations” will be passed upon by Greenberg Traurig, LLP, New York, New York. Any underwriters will also be advised about legal matters by their counsel, which will be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of SL Green Realty Corp., appearing in SL Green Realty Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2023 including the schedule appearing therein, and the effectiveness of SL Green Realty Corp.’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of SL Green Operating Partnership, L.P. appearing in SL Green Operating Partnership, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2023 including the schedule appearing therein, and the effectiveness of SL Green Operating Partnership, L.P.’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
SL Green and SL Green Operating Partnership are subject to the informational requirements of the Exchange Act and, in accordance therewith, each files annual, quarterly and current reports, and other information with the SEC. In addition, SL Green files proxy statements with the SEC. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy statements and information statements, and other information regarding issuers. Our SEC filings are also available on our Internet website (http:// www.slgreen.com). The information contained on or connected to our website is not, and you must not consider the information to be, a part of this prospectus. SL Green’s common stock and Series I Preferred Stock are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 11 Wall Street, New York, New York 10005.
We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act, with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning our company and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as exhibits to the registration statement, each such statement being qualified in all respects by such reference.
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or any document that we file in the future with the SEC. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portion of the respective filings that are furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) after the date of this prospectus from their respective filing dates. These documents contain important information about us, our business and our finances.
SL Green Realty Corp.
Document	Period
SL Green Realty Corp.’s Annual Report on Form 10-K (File No. 1-13199)	Year ended December 31, 2023
SL Green Realty Corp.’s Quarterly Report on Form 10-Q (File No. 1-13199)	Quarter ended March 31, 2024 Quarter ended June 30, 2024 Quarter ended September 30, 2024 Filed
SL Green Realty Corp.’s Current Reports on Form 8-K (File No. 1-13199)	February 2, 2024 June 4, 2024 Filed
SL Green Realty Corp.’s Definitive Proxy Statement on Schedule 14A (File No. 1-13199)	April 19, 2024 Filed
Description of SL Green Realty Corp.’s common stock contained in Exhibit 4.6 of SL Green Realty Corp.’s Annual Report on Form 10-K (File No. 1-13199)	February 23, 2023
SL Green Operating Partnership, L.P.
Document	Period
SL Green Operating Partnership, L.P.’s Annual Report on Form 10-K (File No. 333-1677793-02)	Year ended December 31, 2023
SL Green Operating Partnership, L.P.’s Quarterly Report on Form 10-Q (File No. 333-167793-02)	Quarter ended March 31, 2024 Quarter ended June 30, 2024 Quarter ended September 30, 2024 Filed
SL Green Operating Partnership, L.P.’s Current Reports on Forms 8-K (File No. 333-167793-02)	February 2, 2024
At your request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are specifically incorporated by reference into those documents. Requests should be addressed to Andrew S. Levine, Esq., SL Green Realty Corp., One Vanderbilt Avenue, New York, NY 10017, telephone number (212) 594-2700.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution
The following table sets forth the estimated fees and expenses in connection with the issuance and distribution of our securities being registered hereby, all of which will be borne by us:
SEC Registration Fee	$	*
Accounting Fees and Expenses	$	**
Legal Fees and Expenses	$	**
Printing Fees	$	**
Transfer Agent’s and Trustee’s Fees and Expenses	$	**
Rating Agency Fees	$	**
Stock Exchange Listing Fees	$	**
Miscellaneous	$	**
Total	$	**

*
In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrants are deferring payment of all of the registration fee.

**
These fees and expenses are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.   Indemnification of Directors and Officers.
SL Green Realty Corp.
The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. SL Green Realty Corp.’s (“SL Green”) charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
SL Green’s charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer or (ii) any individual who, while a director or officer of our company and at the request of us, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The bylaws of SL Green obligate it, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a director of SL Green and at the request of SL Green, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. The charter and bylaws also permit SL Green to indemnify and advance expenses to any person who served a predecessor of SL Green in any of the capacities described above and to any employee or agent of SL Green or a predecessor of SL Green.
The MGCL requires a corporation (unless its charter provides otherwise, which the charter of SL Green does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless ordered by a court and then only for expenses. In addition, the MGCL requires SL Green, as a condition to advancing expenses, to obtain (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us as authorized by the bylaws and (ii) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.
SL Green has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that SL Green indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, SL Green must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under SL Green’s directors’ and officers’ liability insurance. Although indemnification agreements offer substantially the same scope of coverage afforded by the bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the board of directors or to eliminate the rights they provide.
SL Green Operating Partnership, L.P.
SL Green Operating Partnership, L.P. (“SL Green Operating Partnership”) is governed by the laws of the State of Delaware. The general partner of SL Green Operating Partnership is SL Green (the “SLGOP General Partner”).
Subject to any standards or restrictions set forth in a partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.
The partnership agreement of SL Green Operating Partnership provides that it shall indemnify (i) any person made a party to a proceeding or threatened with being made a party to a proceeding by reason of its status as (a) SLGOP General Partner, (b) a limited partner or (c) a director or officer of SL Green Operating Partnership or the SLGOP General Partner and (ii) such other persons (including affiliates of the SLGOP General Partner, a limited partner or SL Green Operating Partnership) as the SLGOP General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion (each an “Indemnitee”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from or in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative incurred by the Indemnitee and relating to SL Green Operating Partnership or the SLGOP General Partner or the formation or operations of, or the ownership of property by, either of them as set forth in the partnership agreement in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a final determination of a court of competent jurisdiction that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful.

Any indemnification under these provisions will only be made out of the assets of SL Green Operating Partnership, and any insurance proceeds from the liability policy covering the SLGOP General Partner and any Indemnitees, and neither the SLGOP General Partner nor any limited partner shall have any obligation to contribute to the capital of SL Green Operating Partnership or otherwise provide funds to enable the Partnership to fund its obligations under these provisions.
Item 16.   Exhibits.
1.1	Form of Underwriting Agreement, if applicable.(†)
4.1	Articles of Restatement, incorporated by reference to SL Green’s Form 10-Q, dated July 11, 2014, filed with the SEC on August 11, 2014.
4.2	Articles of Amendment to the Articles of Restatement, incorporated by reference to SL Green’s Form 8-K, dated July 18, 2017, filed with the SEC on July 18, 2017.
4.3	Articles of Amendment to the Articles of Restatement, incorporated by reference to Exhibit 3.1 to SL Green’s Form 8-K, dated January 20, 2021, filed with the SEC on January 20, 2021.
4.4	Articles of Amendment to the Articles of Restatement, incorporated by reference to Exhibit 3.2 to SL Green’s Form 8-K, dated January 20, 2021, filed with the SEC on January 20, 2021.
4.5	Articles of Amendment to the Articles of Restatement, incorporated by reference to Exhibit 3.1 to SL Green’s Form 8-K, dated January 21, 2022, filed with the SEC on January 21, 2022.
4.6	Articles of Amendment to the Articles of Restatement, incorporated by reference to Exhibit 3.2 to SL Green’s Form 8-K, dated January 21, 2022, filed with the SEC on January 21, 2022.
4.7	Specimen Common Stock Certificate, incorporated by reference to SL Green’s Registration Statement on Form S-11 (No. 333-29329), declared effective by the SEC on August 14, 1997.
4.8	Articles Supplementary classifying and designating 9,200,000 shares of SL Green’s 6.50% Series I Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, par value $0.01 per share, incorporated by reference to SL Green’s Form 8-K, dated August 9, 2012, filed with the SEC on August 10, 2012.
4.9	Form of stock certificate evidencing the 6.50% Series I Cumulative Redeemable Preferred Stock of SL Green, liquidation preference $25.00 per share, par value $0.01 per share, incorporated by reference to SL Green’s Form 8-K, dated August 9, 2012, filed with the SEC on August 10, 2012.
4.10	Fifth Amended and Restated Bylaws of SL Green, incorporated by reference to SL Green’s Form 8-K, dated December 21, 2018, filed with the SEC on December 28, 2018.
4.11	First Amendment to Fifth Amended and Restated Bylaws of SL Green, effective as of May 11, 2020, incorporated by reference to SL Green’s Form 8-K, dated May 11, 2020, filed with the SEC on May 13, 2020.
4.12	Form of Articles Supplementary for Preferred Stock.(†)
4.13	Form of Deposit Agreement.(†)
4.14	Form of Deposit Receipt.(†)
4.15	Form of Warrant Agreement.(†)
4.16	Indenture, dated as of August 5, 2011, among SL Green, SL Green Operating Partnership and Reckson Operating Partnership, as Co-Obligors, and The Bank of New York Mellon, as Trustee, incorporated by reference to SL Green’s Form 8-K, dated August 5, 2011, filed with the SEC on August 5, 2011.
4.17	Junior Subordinated Indenture, dated as of June 30, 2005, between SL Green Operating Partnership and JPMorgan Chase Bank, National Association, as Trustee, incorporated by reference to SL Green’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 9, 2005.
4.18	Indenture, dated as of October 5, 2017, among SL Green Operating Partnership, as issuer, and The Bank of New York Mellon, as trustee, incorporated by reference to SL Green’s Form 8-K, dated October 5, 2017, filed with the SEC on October 5, 2017.

4.19	Form of Indenture related to debt securities of SL Green (including Form of Note), incorporated by reference to Exhibit 4.20 to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-163914), filed with the SEC on June 17, 2011.
4.20	Form of Indenture related to debt securities of SL Green and SL Green Operating Partnership, as Co-Obligors, incorporated by reference to Exhibit 4.25 of the Registration Statement on Form S-3 (File No. 333-228887), filed with the SEC on December 19, 2018.
5.1	Opinion of Ballard Spahr LLP regarding the legality of the shares of capital stock of SL Green and certain other legal matters relating to Maryland law.*
5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities of SL Green Operating Partnership and certain securities of SL Green.*
8.1	Opinion of Greenberg Traurig, LLP regarding certain tax matters.*
23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).*
23.2	Consent of Ballard Spahr LLP (included in Exhibit 5.1).*
23.3	Consent of Greenberg Traurig, LLP (included in Exhibit 8.1).*
23.4	Consent of Ernst & Young LLP.*
24.1	Power of Attorney (included on signature pages of the Registration Statement).*
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon, as the Trustee under the Form of Indenture related to debt securities of SL Green.*
25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon, as the Trustee under the Indenture, dated as of October 5, 2017, among SL Green Operating Partnership, as issuer, and The Bank of New York Mellon, as trustee.*
25.3	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon, as the Trustee under the Form of Indenture related to debt securities of SL Green and SL Green Operating Partnership; as Co-Obligors.*
107	Filing Fee Table.*

(†)
To be filed by amendment or in a Current Report on Form 8-K in connection with the offering of specific securities.

*
Filed herewith.

Item 17.   Undertakings.
(a)   Each of the undersigned registrants hereby undertakes:
(1)   To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act, as amended;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by such registrants pursuant to Section 13 or Section 15(d) of the Exchange Act, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)   That, for the purpose of determining any liability under the Securities, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities, as amended, to any purchaser:
(i)   Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)   That, for the purpose of determining liability of the registrants under the Securities Act, as amended, to any purchaser in the initial distribution of the securities, each of the undersigned registrants hereby undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by the undersigned registrants;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and
(iv)   Any other communication that is an offer in the offering made by such undersigned registrant to the purchaser.

(b)   Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act, as amended, each filing of such registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   Insofar as indemnification for liabilities arising under the Securities, as amended, may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, such registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, as amended, and will be governed by the final adjudication of such issue.
(d)   The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the TIA in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the TIA.

SIGNATURES AND POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, as amended, SL Green Realty Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 21, 2024.
SL GREEN REALTY CORP.
By:	/s/ Matthew J. DiLiberto
	Name:	Matthew J. DiLiberto
	Title:	Chief Financial Officer
KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of SL Green Realty Corp. hereby severally constitute Marc Holliday, Andrew S. Levine and Matthew J. DiLiberto, and each of them singly, our true and lawful attorneys and with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all amendments to said Registration Statement on Form S-3, and generally to do all such things in our names and in our capacities as officers and directors to enable SL Green Realty Corp. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement on Form S-3 and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/ Marc Holliday Marc Holliday	Chairman of the Board of Directors, Chief Executive Officer and Interim President (Principal Executive Officer)	November 21, 2024
/s/ Matthew J. DiLiberto Matthew J. DiLiberto	Chief Financial Officer (Principal Financial and Accounting Officer)	November 21, 2024
/s/ John H. Alschuler, Jr. John H. Alschuler, Jr.	Director	November 21, 2024
/s/ Carol Brown Carol Brown	Director	November 21, 2024
/s/ Lauren B. Dillard Lauren B. Dillard	Director	November 21, 2024

Name	Title	Date
/s/ Stephen L. Green Stephen L. Green	Director	November 21, 2024
/s/ Craig M. Hatkoff Craig M. Hatkoff	Director	November 21, 2024
/s/ Andrew W. Mathias Andrew W. Mathias	Director	November 21, 2024

Pursuant to the requirements of the Securities Act of 1933, as amended, SL Green Operating Partnership, L.P. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 21, 2024.
SL GREEN OPERATING PARTNERSHIP, L.P.
By: SL GREEN REALTY CORP.
By:	/s/ Matthew J. DiLiberto
	Name:	Matthew J. DiLiberto
	Title:	Chief Financial Officer
KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of SL Green Realty Corp. hereby severally constitute Marc Holliday, Andrew S. Levine and Matthew J. DiLiberto, and each of them singly, our due and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all similar things in our names and in our capacities as officers and directors to enable SL Green Operating Partnership, L.P. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/ Marc Holliday Marc Holliday	Chairman of the Board of Directors, Chief Executive Officer and Interim President of SL Green Realty Corp., sole general partner of SL Green Operating Partnership, L.P. (Principal Executive Officer)	November 21, 2024
/s/ Matthew J. DiLiberto Matthew J. DiLiberto	Chief Financial Officer of SL Green Realty Corp., sole general partner of SL Green Operating Partnership, L.P. (Principal Financial and Accounting Officer)	November 21, 2024
/s/ John H. Alschuler, Jr. John H. Alschuler, Jr.	Director of SL Green Realty Corp., sole general partner of SL Green Operating Partnership, L.P.	November 21, 2024
/s/ Carol Brown Carol Brown	Director of SL Green Realty Corp., sole general partner of SL Green Operating Partnership, L.P.	November 21, 2024

Name	Title	Date
/s/ Lauren B. Dillard Lauren B. Dillard	Director of SL Green Realty Corp., sole general partner of SL Green Operating Partnership, L.P.	November 21, 2024
/s/ Stephen L. Green Stephen L. Green	Director of SL Green Realty Corp., sole general partner of SL Green Operating Partnership, L.P.	November 21, 2024
/s/ Craig M. Hatkoff Craig M. Hatkoff	Director of SL Green Realty Corp., sole general partner of SL Green Operating Partnership, L.P.	November 21, 2024
/s/ Andrew W. Mathias Andrew W. Mathias	Director of SL Green Realty Corp., sole general partner of SL Green Operating Partnership, L.P.	November 21, 2024